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                                  Exhibit 10.1

              Comm Bancorp, Inc. / Community Bank and Trust Company
                             125 North State Street
                        Clarks Summit, Pennsylvania 18411

                                                                   March 5, 2007

Timothy P. O'Brien
1013 Summerfield Drive
Dalton, PA 18414

Dear Mr. O'Brien:

     Comm Bancorp, Inc. (the "Company") and its subsidiary, Community Bank and Trust Company (the "Bank"), consider the stability of its key management group to be essential to the best interests of the Company, the Bank, and the Company's shareholders. The Company recognizes that, as is the case with many publicly-held corporations, the possibility of a change in control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of the Company, the Bank, and the Company's shareholders.

     Accordingly, the Board of Directors of the Company (the "Board") has determined that appropriate steps should be taken to encourage members of the Bank's key management group to continue as employees of the Bank notwithstanding the possibility of a change in control of the Company.

     The Board also believes it important that, in the event of a proposal for transfer of control of the Company and Bank, you will be able to assess the proposal and advise the Board without being influenced by the uncertainties of your own situation.

     In order to induce you to remain in the employ of the Bank, this Agreement, which has been approved by the Board, sets forth the severance compensation which the Company agrees will be provided to you in the event your employment with the Bank is terminated subsequent to a "change in control" of the Company and the Bank under the circumstances described below. The Company and the Bank intends to be legally bound by this Agreement.

     1. Agreement to Provide Services; Right to Terminate.

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          (a) Termination Prior to Certain Offers. Except as otherwise provided in paragraph (b) below, or in any written employment agreement between you and the Bank, the Bank or you may terminate your employment at any time. If, and only if, such termination occurs after a change in control of the Company (as defined in section 5), the provisions of this Agreement regarding the payment of severance compensation and benefits shall apply.

          (b) Termination Subsequent to Certain Offers. In the event a tender offer or exchange offer is made by a person (as defined in section 5) for more than 30 percent of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors ("Voting Securities"), including the shares of common stock, par value $0.33 per share, of the Company (the "Company Shares"), you agree that you will not leave the employ of the Bank (other than as a result of Death or Disability as such term is defined in section 6) and will render services to the Bank in the capacity in which you then serve until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company has occurred as a result of such tender offer or exchange offer. If, during the period you are obligated to continue in the employ of the Bank pursuant to this section 1(b), and the Bank, reduces your compensation, your obligations under this section 1(b) shall thereupon terminate. You understand and agree that if you terminate voluntarily your employment with the Bank during such period without Good Reason, then you are not entitled to any of the payments or benefits under this Agreement.

     2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until January 31, 2009, subject, however, to one-year automatic extensions at the end of each one year period so that this Agreement "evergreens" so as to have a constant two year term as of the end of each contract year unless either Comm Bancorp, the Bank or Executive gives the other written notice at least six months prior to the expiration of the then current contract year of their intention not to extend this Agreement. This Agreement shall terminate if you or the Bank terminates your employment prior to a change in control of the Company but without prejudice to any remedy the Bank may have for breach of your obligations, if any, under section 1(b).

     3. Severance Payment and Benefits If Termination Occurs Following Change in Control of the Company for Disability Without Cause, or With Good Reason. If, within 12 months from the date of occurrence of any event constituting a change in control of the

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Company (it being recognized that more than one such event may occur in which case the 12-month period shall run from the date of occurrence of each such event), your employment with the Bank is terminated: (i) by the Bank for Disability; (ii) by the Bank without Cause; or (iii) by you with Good Reason (as defined in section 5), you shall be entitled to a severance payment as follows:

          (a) Disability. If your employment with the Bank is terminated for Disability, your benefits shall thereafter be determined in accordance with the Bank's long-term disability income insurance plan. If the Bank's long-term disability income insurance plan is modified or terminated following a change in control, the Company shall cause the Bank to substitute a plan with benefits applicable to you substantially similar to those provided by such plan prior to its modification or termination. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect until your employment is terminated by the Bank for Disability.

          (b) Termination Without Cause or With Good Reason. If your employment with the Bank is terminated without Cause by the Bank or with Good Reason by you, then the Bank shall pay to you, upon demand, an amount equal to two times your full base salary plus year-to-date accrued vacation leave through the Date of Termination at the rate in effect on the date the change in control of the Company occurs.

     4. Payment If Termination Occurs Following Change In Control of the Company Because of Death, For Cause, or Without Good Reason. If your employment shall be terminated following any event constituting a change in control of the Company because of your death, or by the Bank for Cause, or by you other than for Good Reason, the Bank shall pay you two times your full base salary plus year-to-date accrued vacation leave through the Date of Termination at the rate in effect on the date when the change in control of the Company occurs. The Company and Bank shall have no further obligations to you under this Agreement.

     5. Definitions of Certain Terms. For the purpose of this Agreement, the terms defined in this section 5 shall have the meanings assigned to them herein.

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          (a) Cause. Termination of your employment by the Bank for "Cause"
shall mean termination because, and only because, you committed an act of fraud, embezzlement, or theft constituting a felony or an act intentionally against the interests of the Bank which causes the Bank material injury. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined above and specifying the particulars thereof in detail.

          (b) Change in Control. A "Change in Control" of the Company shall mean:

               (i) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the "Beneficial Owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company's Voting Securities; or

               (ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

               (iii) There shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of

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related transactions) of all, or substantially all of the assets of the Bank, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control; or

               (iv) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

          (c) Date of Termination. "Date of Termination" shall mean (i) if your employment is terminated by the Bank for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and
(ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). The term of this Agreement shall be extended until the Date of Termination.

          (d) Disability. Termination of your employment by the Bank for "Disability" shall mean termination because of your absence from your duties with the Bank on a full-time basis for 180 consecutive days as a result of your incapacity due to physical or mental illness and your failure to return to the performance of your duties on a full-time basis during the 30-day period after Notice of Termination is given.

          (e) Good Reason. Termination by you of your employment for "Good Reason" shall mean termination based on any of the following:

               (i) A change in your status or position(s) with the Bank, which in your reasonable judgment, does not represent a promotion from your status or position(s) as in effect immediately prior to the change in control of the Company, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or position(s), or any removal of you

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from, or any failure to reappoint or reelect you to, such position(s), except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason.

               (ii) A reduction by the Bank in your base salary as in effect immediately prior to the change in control of the Company.

               (iii) The failure by the Bank to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Bank's normal vacation policy as in effect immediately prior to the change in control of the Company.

               (iv) The Bank requiring you to be based anywhere other than where your office is located immediately prior to the change in control of the Company except for required travel on the Bank's business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Bank prior to the change in control of the Company.

               (v) The failure by the Company to obtain from any successor the assent to this Agreement contemplated by section 8 hereof.

               (vi) Any purported termination by the Bank of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective.

               (vii) Any refusal by the Bank to continue to allow you to attend to matters or engage in activities not directly related to the business of the Bank which, prior to the change in control of the Company, you were permitted by the Board to attend to or engage in.

          (f) Notice of Termination. A "Notice of Termination" of your employment given by the Bank shall mean a written notice given to you of the termination of your employment which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

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          (g) Person. The term "Person" shall mean and include any individual, corporation, partnership, group, association, or other "person," as such term is used in section 14(d) of the Exchange Act, other than the Company, the Bank or any employee benefit plan(s) sponsored by the Bank.

     6. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company and Bank shall be directed to the attention of the President of the Company and the Bank or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     7. Successors; Binding Agreement.

          (a) This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of the Company and the Bank. The Company and the Bank shall require any such successor, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company and the Bank would be required to perform if no such succession had taken place.

          (b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

     8. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the President of the Company and the Bank. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of

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similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by laws of the Commonwealth of Pennsylvania without giving effect to the principles of conflict of laws thereof. Any prior agreement concerning the subject matter hereof is rendered null and void on the date hereof.

     9. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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     If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

                                        Very truly yours,

                                        COMM BANCORP, INC. /
                                        COMMUNITY BANK AND TRUST COMPANY


                                        By: /s/ William F. Farber, Sr.
                                            ------------------------------------
                                            William F. Farber, Sr.
                                            President


AGREED TO:                              By: /s/ John P. Kameen
                                            --------------------------------
                                            John P. Kameen
                                            Secretary


/s/ Timothy P. O'Brien
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Timothy P. O'Brien